Exhibit 99

      ICOS Corporation Reports Results for Third Quarter of 2003

    BOTHELL, Wash.--(BUSINESS WIRE)--Nov. 4, 2003--ICOS Corporation (Nasdaq:ICOS) today summarized recent events and released its financial results for the three and nine months ended September 30, 2003.

    Cialis(R) (tadalafil) Global Launch Update

    Following the February 2003 launch of Cialis in Europe, worldwide sales have continued to climb, surpassing $100 million in September. The number of regulatory approvals for the drug continues to grow as well. In August, Cialis became a new erectile dysfunction (ED) treatment option for men in Mexico. In September, Cialis was approved in Canada. Cialis is now sold in over 45 countries and has been used by more than one million men.
    During the 2003 third quarter, worldwide sales of Cialis totalled $50.2 million, an increase of $12.8 million over the sales reported during the second quarter. Total third quarter sales of Cialis included $26.1 million in Europe and $2.3 million in Mexico. Sales in these markets are reported by Lilly ICOS LLC (Lilly ICOS), ICOS' 50/50 joint venture with Eli Lilly and Company. Sales in territories outside of North America and Europe are reported by Lilly and totalled $21.8 million during the period.
    On a year-to-date basis, worldwide sales of Cialis totalled $109.1 million through September 30, 2003, including $66.9 million of sales by Lilly ICOS and $42.2 million of sales reported by Lilly.
    Cialis has captured a significant share of ED sales among the three PDE5 inhibitors. Based on unit (tablet) sales during August 2003, Cialis had a 29% share in Germany, 28% in France, 28% in Italy and 19% in Spain. In the U.K., where adoption is historically slower than the remainder of Europe, Cialis had a 15% share.(1)
    "We continue to be encouraged by the market's response to Cialis. Surpassing the one millionth patient indicates that Cialis has been well accepted and the safety profile reinforced," stated Paul Clark, ICOS Chairman and Chief Executive Officer. "We have long felt that Cialis offers a unique solution to address the challenges faced by men suffering from ED."
    Lilly ICOS financial results, for the third quarter of 2003, were reported on October 22, 2003.

    Financial Results

    For the three months ended September 30, 2003, ICOS reported a net loss of $39.3 million ($0.63 per share), compared to a net loss of $34.5 million ($0.56 per share) for the three months ended September 30, 2002.
    Total revenue was $12.1 million in the third quarter of 2003, compared to $22.2 million in the third quarter of 2002.
    Collaboration revenue from affiliates (cost reimbursement revenue) totalled $5.3 million in the third quarter of 2003, compared to $17.9 million in the third quarter of 2002. The decrease reflects the December 2002 termination of Pafase(R) development activities and the decision, in early 2003, to conclude the endothelin receptor antagonist collaboration with Encysive Pharmaceuticals Inc. (formerly Texas Biotechnology Corporation), partially offset by higher cost reimbursement revenue from Lilly ICOS.
    Contract manufacturing revenue increased $3.9 million from the third quarter of 2002, to $6.8 million in the third quarter of 2003, reflecting greater utilization of available manufacturing capacity for third-party contracts and additional development services provided under our current agreements.
    Total operating expenses were $34.9 million in the third quarter of 2003, compared to $38.2 million in the third quarter of 2002.
    Research and development expenses decreased $9.6 million from the third quarter of 2002, to $24.6 million in the third quarter of 2003. The decrease was primarily due to discontinuation of activities associated with the Pafase and endothelin receptor antagonist programs, partially offset by increased costs related to the progression of development activities for our clinical product candidates, RTX(TM) (resiniferatoxin) and IC14. ICOS is currently conducting Phase 2 clinical studies with RTX, in patients with interstitial cystitis, and IC14, for the treatment of sepsis resulting from community acquired pneumonia. Results for these studies are anticipated in the first half of 2004.
    Marketing and selling expenses increased $6.5 million from the third quarter of 2002, to $8.2 million in the third quarter of 2003. The increase was primarily due to costs associated with establishing a U.S. sales force in anticipation of a U.S. regulatory decision for Cialis in late 2003. In preparation for the launch of Cialis in the U.S., ICOS has hired and deployed approximately 165 sales representatives that will, in close coordination with their Lilly counterparts, promote Cialis to urologists and other physicians.
    In the 2003 third quarter, ICOS recognized its $16.9 million share of equity in losses of affiliates, compared to $21.6 million in the third quarter of 2002.
    ICOS' 50% share of Lilly ICOS' losses increased $3.7 million from the third quarter of 2002, to $16.9 million in the third quarter of 2003. The increase is primarily due to higher Lilly ICOS sales and marketing costs associated with commercialization of Cialis in Europe and Mexico, and preparations for expected product launches in Canada and the United States.
    During the third quarter of 2002, ICOS' equity losses in Suncos Corporation and ICOS-Texas Biotechnology L.P. (ICOS-TBC) were $6.5 million and $1.8 million, respectively. The decrease in these losses, to zero in 2003, reflects the late 2002 termination of the Pafase development program and the conclusion of ICOS' participation in the endothelin receptor antagonist collaboration with Encysive.
    In the 2003 third quarter, the Company recognized $1.9 million of interest expense on its $278.7 million of 2% convertible subordinated notes, which were issued in June and July of the current year.
    For the nine months ended September 30, 2003, ICOS reported a net loss of $91.3 million ($1.46 per share), compared to a net loss of $114.2 million ($1.87 per share) for the nine months ended September 30, 2002.
    Total revenue was $45.9 million for the nine months ended September 30, 2003, compared to $66.7 million for the nine months ended September 30, 2002.
    Cost reimbursement revenue decreased $41.8 million, to $13.3 million in the first nine months of 2003, primarily due to the discontinuation of activities associated with the Pafase and endothelin receptor antagonist programs.
    Revenue from licenses of technology was $22.0 million in the first nine months of 2003, compared to $3.5 million in the same period of the prior year. 2003 technology license revenue includes $21.3 million of previously deferred upfront fees and forgiven loans, received from Biogen, Inc., that were recognized as revenue in conjunction with our reacquisition of sole development rights to the LFA-1 antagonist program in June 2003.
    Contract manufacturing revenue increased $2.5 million, to $10.6 million in the first nine months of 2003, primarily due to greater utilization of available manufacturing capacity for third-party contracts and additional development services provided under our current agreements.
    Total operating expenses were $95.8 million in the first nine months of 2003, compared to $118.6 million in the first nine months of 2002.
    Research and development expenses decreased $25.9 million, to $79.0 million in the first nine months of 2003. The decrease was primarily due to discontinuation of activities associated with the Pafase and endothelin receptor antagonist programs, partially offset by increased costs related to the progression of development activities for RTX and IC14.
    Marketing and selling expenses increased $2.8 million, to $10.4 million in the first nine months of 2003. The increase was primarily due to incremental costs associated with establishing a U.S. sales force in anticipation of a U.S. regulatory decision for Cialis later in 2003.
    For the nine months ended September 30, 2003, ICOS recognized $58.5 million in equity in losses of affiliates, compared to $71.6 million for the nine months ended September 30, 2002. The decrease reflects termination of the Pafase development program and the conclusion of ICOS' participation in the endothelin receptor antagonist collaboration with Encysive, partially offset by higher Lilly ICOS operating losses in 2003, largely due to activities related to the commercialization of Cialis in Europe and North America.
    Operating results for 2003 include a $10.0 million gain upon the sale of ICOS' partnership interests in ICOS-TBC.
    At September 30, 2003, ICOS had cash, cash equivalents, investment securities and associated interest receivable of $498.2 million.

    ICOS is a product-driven company that has expertise in both protein-based and small molecule therapeutics. ICOS combines its capabilities in molecular, cellular and structural biology, high throughput drug screening, medicinal chemistry and gene expression profiling to develop highly innovative products expected to have significant commercial potential. ICOS applies its integrated approach to erectile dysfunction and other urologic disorders, and sepsis and other inflammatory diseases. ICOS' strategy targets multiple therapeutic areas with drugs that act through distinct molecular mechanisms, increasing opportunities to market breakthrough products.

    Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause ICOS' results and the timing and outcome of events to differ materially from those expressed in or implied by the forward-looking statements, including risks associated with research and clinical development, regulatory approvals, product commercialization, liquidity, reliance on third-party manufacturers, competition, intellectual property claims and litigation and other risks detailed in ICOS' latest Quarterly Report on Form 10-Q and its other public filings with the Securities and Exchange Commission.
    The forward-looking statements contained in this press release represent ICOS' judgment as of the date of this release. ICOS undertakes no obligation to publicly update any forward-looking statements. The biotechnology and pharmaceutical businesses are risky and there can be no assurance that any particular product candidate will progress and become a commercial product. Although ICOS anticipates regulatory approval of Cialis late in 2003, as with all forward-looking statements, there is no guarantee that it will happen as anticipated.

    Conference Call

    As previously announced, ICOS will host a conference call to review the third quarter financial results and related matters today, beginning at 4:30 p.m. EST. On this call, ICOS will also provide financial guidance and discuss plans for the remainder of 2003. The conference call can be accessed as a webcast at www.icos.com, in the Investor/Events section, or by telephone, using the Passcode 699023, live at 612-326-1012, or as a replay at 320-365-3844. The webcast will be available until November 11, 2003 at 4:30 pm EST. The telephone replay will be available until November 5, 2003 at 6:30 pm EST.

    (1) Inflow to pharmacies. IMS Health. IMS MIDAS, Copyright 2003


                 -- Selected financial data follows--


                  ICOS Corporation and Subsidiaries
                 SELECTED CONSOLIDATED FINANCIAL DATA
                (in thousands, except per share data)
                             (unaudited)

                              Three Months Ended   Nine Months Ended
                                 September 30,       September 30,
                              ------------------- --------------------
                                  2003      2002      2003       2002
                               --------  --------  --------  ---------

Condensed Consolidated
 Statements of Operations:

Revenue:
 Collaboration revenue from
  affiliates                  $  5,339  $ 17,908  $ 13,329  $  55,173
 Licenses of technology              -     1,477    21,976      3,491
 Contract manufacturing          6,764     2,825    10,586      8,057
                               --------  --------  --------  ---------
   Total revenue                12,103    22,210    45,891     66,721
                               --------  --------  --------  ---------

Operating expenses:
 Research and development       24,639    34,288    79,032    104,934
 Marketing and selling           8,212     1,676    10,366      7,614
 General and administrative      2,008     2,188     6,363      6,084
                               --------  --------  --------  ---------
   Total operating expenses     34,859    38,152    95,761    118,632
                               --------  --------  --------  ---------
   Operating loss              (22,756)  (15,942)  (49,870)   (51,911)
Other income (expense):
 Equity in losses of
  affiliates                   (16,941)  (21,578)  (58,533)   (71,579)
 Gain on sale of partnership
  interests                          -         -    10,000          -
 Interest expense               (1,868)        -    (1,866)         -
 Interest and other income       2,256     2,989     8,308      9,334
                               --------  --------  --------  ---------
Loss before income taxes       (39,309)  (34,531)  (91,961)  (114,156)
Income tax recovery                  -         -       612          -
                               --------  --------  --------  ---------
Net loss                      $(39,309) $(34,531) $(91,349) $(114,156)
                               ========  ========  ========  =========


Net loss per common share -
 basic and diluted            $  (0.63) $  (0.56) $  (1.46) $   (1.87)
                               ========  ========  ========  =========

Weighted average common shares
 outstanding - basic and
 diluted                        62,717    61,980    62,433     61,056
                               ========  ========  ========  =========


Condensed Consolidated        September  December
 Balance Sheets:                 30,       31,
                                2003      2002
                              --------- ---------

Cash, cash equivalents,
 investment securities and
 interest receivable          $498,193  $354,025
Receivables from affiliates     13,501     7,959
Note receivable                  6,000         -
Property and equipment, net     18,511    20,209
Deferred financing costs and
 other                          15,701     3,467
                               --------  --------
   Total assets               $551,906  $385,660
                               ========  ========

Due to affiliates             $ 18,795  $ 25,012
Other current liabilities       21,276    25,985
Deferred revenue                   800    17,031
Convertible subordinated debt  278,650         -
Stockholders' equity           232,385   317,632
                               --------  --------
   Total liabilities and
    stockholders' equity      $551,906  $385,660
                               ========  ========


                  ICOS Corporation and Subsidiaries
                     SUPPLEMENTARY FINANCIAL DATA
                            (in thousands)
                             (unaudited)

The following table summarizes our revenue from collaborations and licenses of technology, and equity in losses of affiliates.

                                                    2003
                                       -------------------------------
                                         Q1      Q2      Q3    TOTAL
                                      --------------------------------

Collaboration revenue from affiliates:
  Lilly ICOS LLC                      $ 2,053 $ 2,210 $ 5,243 $ 9,506
  Suncos Corporation                    2,058     269      96   2,423
  ICOS-Texas Biotechnology L.P.         1,237     163       -   1,400
                                       ------- ------- ------- -------
                                      $ 5,348 $ 2,642 $ 5,339 $13,329
                                       ======= ======= ======= =======

Licenses of technology:
  Lilly ICOS LLC                      $    31 $     - $     - $    31
  ICOS Clinical Partners, L.P.              -       -       -       -
  Biogen, Inc.                            602  21,343       -  21,945
                                       ------- ------- ------- -------
                                      $   633 $21,343 $     - $21,976
                                       ======= ======= ======= =======

Equity in losses of affiliates:
  Lilly ICOS LLC                      $21,547 $20,045 $16,941 $58,533
  Suncos Corporation                        -       -       -       -
  ICOS-Texas Biotechnology L.P.             -       -       -       -
                                       ------- ------- ------- -------
                                      $21,547 $20,045 $16,941 $58,533
                                       ======= ======= ======= =======


                  ICOS Corporation and Subsidiaries
                     SUPPLEMENTARY FINANCIAL DATA
                            (in thousands)
                             (unaudited)

The following table summarizes our revenue from collaborations and licenses of technology, and equity in losses of affiliates.

                                               2002
                              ----------------------------------------
                                Q1      Q2      Q3      Q4     TOTAL
                             -----------------------------------------

Collaboration revenue from
 affiliates:
  Lilly ICOS LLC             $ 1,361 $ 1,579 $ 1,239 $ 2,436 $  6,615
  Suncos Corporation          13,889  12,918  13,336  16,335   56,478
  ICOS-Texas
   Biotechnology L.P.          4,106   3,412   3,333   3,784   14,635
                              ------- ------- ------- ------- --------
                             $19,356 $17,909 $17,908 $22,555 $ 77,728
                              ======= ======= ======= ======= ========

Licenses of technology:
  Lilly ICOS LLC             $   623 $    83 $   243 $   608 $  1,557
  ICOS Clinical
   Partners, L.P.                427     315     323   2,095    3,160
  Biogen, Inc.                   330     236     911     423    1,900
                              ------- ------- ------- ------- --------
                             $ 1,380 $   634 $ 1,477 $ 3,126 $  6,617
                              ======= ======= ======= ======= ========

Equity in losses of
 affiliates:
  Lilly ICOS LLC             $14,230 $17,003 $13,255 $21,181 $ 65,669
  Suncos Corporation           7,984   6,317   6,485   9,147   29,933
  ICOS-Texas
   Biotechnology L.P.          2,510   1,957   1,838   2,253    8,558
                              ------- ------- ------- ------- --------
                             $24,724 $25,277 $21,578 $32,581 $104,160
                              ======= ======= ======= ======= ========


                  ICOS Corporation and Subsidiaries
            SUMMARIZED OPERATING RESULTS OF LILLY ICOS LLC
                            (in thousands)
                             (unaudited)

                                                2003
                               ---------------------------------------
                                  Q1        Q2        Q3      TOTAL
                              ----------------------------------------

Revenue:
  Product sales, net          $  16,615 $  21,853 $  28,449 $  66,917
  Royalties                         975     3,115     4,352     8,442
                               --------- --------- --------- ---------
    Total revenue                17,590    24,968    32,801    75,359
                               --------- --------- --------- ---------
Cost of sales                     1,604     2,170     2,803     6,577
Selling, general and
 administrative:
  Eli Lilly and Company          41,995    47,666    46,437   136,098
  ICOS Corporation                  401       878     2,708     3,987
Research and development:
  Eli Lilly and Company          15,033    13,012    12,200    40,245
  ICOS Corporation                1,652     1,332     2,535     5,519
                               --------- --------- --------- ---------
    Total expenses               60,685    65,058    66,683   192,426
                               --------- --------- --------- ---------
Net loss                      $ (43,095)$ (40,090)$ (33,882)$(117,067)
                               ========= ========= ========= =========


                  ICOS Corporation and Subsidiaries
            SUMMARIZED OPERATING RESULTS OF LILLY ICOS LLC
                            (in thousands)
                             (unaudited)


                                           2002
                     -------------------------------------------------
                        Q1        Q2        Q3        Q4      TOTAL
                    --------------------------------------------------

Revenue:
  Product sales,
   net              $       - $       - $       - $       - $       -
  Royalties                 -         -         -         -         -
                     --------- --------- --------- --------- ---------
    Total revenue           -         -         -         -         -
                     --------- --------- --------- --------- ---------
Cost of sales               -         -         -         -         -
Selling, general and
 administrative:
  Eli Lilly and
   Company             16,663    19,913    14,693    21,167    72,436
  ICOS Corporation        665       662       521     1,413     3,261
Research and
 development:
  Eli Lilly and
   Company             10,436    12,514    10,578    18,759    52,287
  ICOS Corporation        696       917       718     1,023     3,354
                     --------- --------- --------- --------- ---------
    Total expenses     28,460    34,006    26,510    42,362   131,338
                     --------- --------- --------- --------- ---------
Net loss            $ (28,460)$ (34,006)$ (26,510)$ (42,362)$(131,338)
                     ========= ========= ========= ========= =========



    CONTACT: ICOS Corporation
             Lacy Fitzpatrick, 425-415-2207